UNITED STATES

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K
                           CURRENT REPORT




      Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                              of 1934


Date of Report (Date of earliest event reported) - November 17, 1998

                            CLARY CORPORATION
        (Exact name of Registrant as specified in charter)


   California                    1-3489                   95-0630196
(State or other            (Commission File Number)      (IRS Employer
incorporation)                                          Identification No.)




           1960 S. Walker Avenue, Monrovia, California 91016
           (Address of principal executive offices)


Registrant's telephone number, including area code  (626) 359-4486

       (Former name or former address, if changed since last report)
                          Not applicable

Item 5 - Other Events




Recently, the Registrant issued two press releases regarding significant events:


1. Clary Corporation announced a $1.1 million dollar order from Celera Genomics, a newly formed unit of Perkin Elmer (NYSE: PKN). Celera Genomics will use Clary's 5 kVA E Series power supply as back-up power on DNA analyzers. Celera Genomics intends to become the definitive source of genomics and associated medical information by compiling the bio-informatics tools and scientific expertise necessary to extract biological knowledge from genomic data. The Registrant expects continuing orders from the ongoing programs.

2. Clary Corporation announced that its M1145 medical Uninterruptible Power Supply (UPS) has received FDA 510(k) clearance for use with patient ventilators in operating rooms and intensive care units. The M1145 is the only UPS to pass FDA's newest and toughest EMI (electromagnetic interference) and EMC (electromagnetic compati-bility) specifications. Clary's M1145 is compatible with the world's most widely used ventilator, the Puritan-Bennett 7200 Series by Mallinckrodt (NYSE: MKG). The significance of this clearance is there are approximately 40,000 ventilators in hospitals throughout the world with an additional 1,000 to 2,000 per year entering the market. Each of these ventilators is a potential candidate for power back-up.


It is the opinion of management that these two new programs will allow the Registrant the opportunity to achieve sufficient sales levels in 1999 so it will be able to return to profitable operations.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      CLARY CORPORATION


                                      John G. Clary
                                      President





DATED:  December 17, 1998